SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
June 24, 2008
Date of Report (Date of earliest event reported)
COLLECTIVE BRANDS, INC.
(Exact Name of Registrant as Specified in its Charter)
DELAWARE
(State or Other Jurisdiction of Incorporation)

1-14770 (Commission File Number)	43-1813160 (IRS Employer Identification No.)
3231 Southeast Sixth Avenue
Topeka, Kansas 66607-2207
(Address of Principal Executive Office) (Zip Code)
(785) 233-5171
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On June 24, 2008, Collective Brands, Inc. (the “Registrant”) and its subsidiary Payless ShoeSource, Inc. (“Payless”) entered into a Settlement Agreement with K-Swiss Inc. (“K-Swiss”) to resolve the outstanding claims of K-Swiss, which had brought an action captioned K-Swiss, Inc. v. Payless ShoeSource, Inc. described in the Registrant’s Quarterly Report on Form 10-Q for the quarter ended May 3, 2008. Under the Settlement Agreement neither party admits liability to the other, however, Payless has agreed to pay K-Swiss $30 million on account of K-Swiss’ claims for compensatory damages. The Registrant anticipates that some portion of the $30 million settlement payment will be covered by insurance, but the precise amount is not determinable at this time. K-Swiss has given Payless and its affiliates a full release of all known or unknown claims with respect to any shoe advertised, marketed, or sold by Payless or its affiliates up to June 24, 2008, including claims that were or could have been brought in the pending action. As a result of this settlement, the Registrant will record a charge in the quarter ending August 2, 2008 in the amount of $30 million not including consideration of any related insurance recovery or additional legal and other expenses. A copy of the Settlement Agreement will be filed with the Registrant’s Quarterly Report on Form 10-Q for the quarter ended August 2, 2008.
Under the Settlement Agreement, Payless and its affiliates have also agreed to refrain from making, advertising, promoting or selling footwear confusingly similar to that sold by K-Swiss, including footwear that bears K-Swiss’ trademark or trade dress. These restrictions will be incorporated in a consent decree and permanent injunction that the parties have agreed to file with the Court.
Under the Settlement Agreement, Payless will have until December 31, 2008 to sell any existing inventory of shoes whose sale would be precluded under the terms of the Settlement Agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

COLLECTIVE BRANDS, INC.
Date: June 27, 2008	By:	/s/ Ullrich E. Porzig
Ullrich E. Porzig
Senior Vice President Chief Financial Officer and Treasurer